Exhibit 99.1

ITW NEWS RELEASE

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ITW Reports Diluted Income Per Share from Continuing Operations of 57 Cents in the 2008 First Quarter; Revenues Increased 11.4 Percent; Diluted Net Income Per Share from Continuing Operations Declined 16.2 Percent Due to Previously Announced Impairment and European Tax Charges

GLENVIEW, ILLINOIS—(April 16, 2008)—Illinois Tool Works Inc. (NYSE: ITW) today reported 11.4 percent growth in 2008 first quarter revenues and a 16.2 percent decline in diluted income per share from continuing operations. The earnings decline was directly attributable to impairment and European tax charges previously announced on March 17, 2008. These two charges, which had a pretax impact of $129 million or $0.22 per share after tax in the first quarter, reduced diluted income per share from continuing operations to $0.57 in the quarter. Absent these charges, the Company’s income from continuing operations would have been at $0.79 per share, or a 16 percent increase versus the prior year period.

As part of the Company’s annual testing of goodwill in the first quarter of each year, an impairment charge of $97 million was recorded related to the Company’s industrial software businesses. Separately, a pretax charge of $32 million was recorded in the first quarter for European taxes on investment transfers related to legal entity structuring transactions.

The operating revenue increase of 11.4 percent in the quarter was due to a 6.3 percent contribution from acquisitions and a 4.8 percent contribution from translation. Base revenues increased 0.4 percent in the quarter, with international base revenues growing 4.6 percent and North American base revenues declining 2.5 percent. For the 2008 first quarter, revenues were $4.139 billion versus $3.717 billion for the prior year period. As a result of the aforementioned charges, first quarter operating income of $520.0 million declined 8.5 percent from the year earlier period. Additionally, income from continuing operations of $301.4 million was 21.7 percent lower than a year ago. Net income of $303.6 million declined 24.6 percent from the year-ago period.

First quarter operating margins of 12.6 percent were 270 basis points lower than a year ago due to impairment and acquisitions. Excluding the impact of impairment, margins would have been at 14.9 percent or 40 basis points lower than a year ago. Base margins improved 20 basis points in the quarter versus the year ago period.

“We are very pleased with our operating performance in the 2008 first quarter, especially in light of difficult end market conditions in North America and the modest slowing but still positive growth in international end markets,” said David B. Speer, chairman and chief executive officer. “We believe end markets will continue to be challenging in North America over the foreseeable future. We also remain optimistic about our acquisition opportunities based on our strong pipeline of potential deals.”

Highlights for the 2008 first quarter include:

*Food Equipment’s worldwide base revenues grew 6 percent in the quarter, with international base revenues increasing 13 percent and North American base revenues growing 2 percent.

*Base revenues for the worldwide Polymers and Fluids segment increased 4 percent in the quarter, with international base revenues growing 7 percent and North American base revenues increasing 1 percent.

*Base revenues for the worldwide Transportation segment increased 1 percent in the quarter, with international base revenues growing 6 percent and North American base revenues declining 3 percent. For automotive OEM and tier customers, base revenues were down 5 percent while North American auto builds declined 8 percent in the quarter.

*Base revenues for the worldwide Construction segment decreased 6 percent in the first quarter, with North America base revenues declining 18 percent and international base revenues growing 4 percent. The Company’s North American residential construction base revenues significantly outperformed first quarter housing starts which declined 29 percent in the quarter.

*The Company’s free operating cash flow was $405 million in the first quarter or 133 percent of net income. Free cash was utilized, in part, to acquire 16 companies in the quarter representing $230 million of annualized revenues. Key acquisitions made during the quarter include:

--Vitronics: As part of the Power Systems and Electronics segment, this $84 million revenue company is a worldwide manufacturer of wave solder and reflow ovens.

--Peerless: As part of the Food Equipment segment, this $40 million revenue company is a manufacturer of commercial mixers and other commercial food equipment.

*Free cash also was employed to repurchase shares. In the first quarter, the Company paid $386 million to repurchase 7.9 million shares. For the quarter, average shares outstanding assuming dilution was 529.7 million. The Company’s debt-to-capitalization at March 31, 2008 was 23 percent.

Looking ahead, the Company is forecasting a full-year 2008 diluted income per share from continuing operations of $3.35 to $3.49. The full-year forecast assumes a total company revenue growth range of 8 percent to 12 percent. For the 2008 second quarter, the Company is forecasting diluted income per share from continuing operations of $0.94 to $1.00. The 2008 second quarter forecast assumes a total company growth range of 9 percent to 12 percent.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitations, statements regarding revenue growth, operating income, diluted income per share from continuing operations, acquisition opportunities, use of free cash, end market conditions, charges, and the Company’s related forecasts. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-K for 2007.

With $16.2 billion in revenues, ITW is a multinational manufacturer of a diversified range of value-added industrial products and equipment. The Company consists of approximately 825 business units in 52 countries and employs some 60,000 people.

CONTACT: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	THREE MONTHS ENDED
	MARCH 31,
STATEMENT OF INCOME	2008	2007
Operating Revenues	$4,139,414	$3,716,641
Cost of revenues	2,697,966	2,413,010
Selling, administrative, and R&D expenses	780,460	694,976
Amortization and impairment of goodwill & other intangibles	141,027	40,178
Operating Income	519,961	568,477
Interest expense	(37,488)	(24,379)
Other income (expense)	(21,398)	15,054
Income From Continuing Operations Before Taxes	461,075	559,152
Income taxes	159,700	174,139
Income From Continuing Operations	301,375	385,013
Income From Discontinued Operations	2,246	17,422
Net Income	$303,621	$402,435

Income Per Share from Continuing Operations:
Basic	$ 0.57	$ 0.69
Diluted	$ 0.57	$ 0.68

Income Per Share from Discontinued Operations:
Basic	$ 0.00	$ 0.03
Diluted	$ 0.00	$ 0.03

Net Income Per Share:
Basic	$ 0.58	$ 0.72
Diluted	$ 0.57	$ 0.71

Shares outstanding during the period:
Average	526,299	559,001
Average assuming dilution	529,725	563,280

ESTIMATED FREE OPERATING CASH FLOW	THREE MONTHS ENDED
	MARCH 31,
	2008	2007

Net cash provided by operating activities	$493,924	$422,819
Less: Additions to PP&E	(89,005)	(85,291)
Free operating cash flow	$404,919	$337,528

ILLINOIS TOOL WORKS INC.
(In thousands)
	MAR 31,	DEC 31,
STATEMENT OF FINANCIAL POSITION	2008	2007
ASSETS
Cash & equivalents	$927,441	$827,524
Trade receivables	3,014,391	2,915,546
Inventories	1,766,019	1,625,820
Deferred income taxes	190,940	189,093
Prepaids and other current assets	529,926	607,672
Total current assets	6,428,717	6,165,655

Net plant & equipment	2,247,641	2,194,010
Investments	506,983	507,567
Goodwill	4,476,496	4,387,165
Intangible assets	1,363,040	1,296,176
Deferred income taxes	70,113	61,416
Other assets	891,953	913,873
	$15,984,943	$15,525,862

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$1,339,993	$410,512
Accounts payable	873,604	854,148
Accrued expenses	1,351,091	1,341,817
Cash dividends payable	146,379	148,427
Income taxes payable	212,133	205,381
Total current liabilities	3,923,200	2,960,285

Long-term debt	1,435,464	1,888,839
Deferred income taxes	301,126	260,658
Other liabilities	1,077,181	1,064,755
Total non-current liabilities	2,813,771	3,214,252

Common stock	5,307	5,625
Additional paid-in capital	30,928	173,610
Income reinvested in the business	8,439,692	9,879,065
Common stock held in treasury	(385,574)	(1,757,761)
Accumulated other comprehensive income	1,157,619	1,050,786
Total stockholders' equity	9,247,972	9,351,325
	$15,984,943	$15,525,862